SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the registrant
Filed by a party other than the registrant |X|
Check the appropriate box:
[_] Preliminary proxy statement     |_| Confidential, for use of the  Commission
                                    only (as permitted by Rule 14a-6(e)(2)

|_| Definitive proxy statement
|X| Definitive additional materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             ESKIMO PIE CORPORATION
                (Name of Registrant as Specified in Its Charter)

                       YOGEN FRUZ WORLD-WIDE INCORPORATED
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     |X| No fee required.
     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit  price  of other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11:(1)

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     |_| Fee paid previously with preliminary materials.

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     |_| Check box if any part of the fee is offset as provided by Exchange  Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or Registration Statement no.:

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     (3) Filing party:

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     (4) Date filed:

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----------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                       YOGEN FRUZ WORLD-WIDE INCORPORATED

                               -------------------

                             Eskimo Pie Corporation
                       1999 Annual Meeting of Shareholders
                         Scheduled for September 8, 1999

                               -------------------

TO ALL SHAREHOLDERS OF ESKIMO PIE CORPORATION:


     The enclosed additional Proxy materials and proxy card are being furnished to you, as a holder of the Common Stock of Eskimo Pie Corporation ("Eskimo"), in connection with the solicitation of proxies by Yogen Fruz World-Wide Incorporated ("Yogen") for use in connection with the 1999 Annual Meeting of Eskimo's Shareholders ("Shareholders"), which is scheduled to be held on September 8, 1999 at 10:00 A.M. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, VA and at adjournments or postponements thereof (the "Annual Meeting"). THE ENCLOSED MATERIALS EXPLAIN WHY YOU SHOULD VOTE FOR THE YOGEN PROPOSALS ON THE ENCLOSED BLUE PROXY CARD.


     YOUR PROXY IS IMPORTANT. IF YOU HAVE ALREADY SUBMITTED A PROXY FOR THE ANNUAL MEETING, ON ESKIMO'S WHITE PROXY CARD YOU MAY CHANGE YOUR VOTE TO A VOTE FOR THE YOGEN FRUZ WORLDWIDE INCORPORATED PROPOSALS BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD FOR THE ANNUAL MEETING, WHICH MUST BE DATED AFTER ANY PROXY YOU MAY HAVE SUBMITTED TO ESKIMO. ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT AT SUCH MEETING. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, PLEASE VOTE FOR THE YOGEN PROPOSALS BY SO MARKING, SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.


     You CANNOT use Management's WHITE proxy card to vote FOR the Yogen proposals set forth on the enclosed BLUE PROXY CARD. IF YOU HAVE NOT ALREADY MAILED THE WHITE PROXY CARD, PLEASE DISCARD THE WHITE PROXY CARD AND MAIL THE ENCLOSED BLUE PROXY CARD.

     EVEN IF YOU HAVE ALREADY MAILED A BLUE PROXY CARD, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED CARD TO ENSURE THAT YOUR VOTE IS COUNTED FOR THE YOGEN PROPOSALS.

     Proxies in the accompanying BLUE proxy card, duly executed and mailed, and which are not revoked, will be voted at the Annual Meeting.

     If you have any questions or need assistance voting your shares, please call collect:

                     Michael Serruya, Co-Chairman and Co-CEO
                       Yogen Fruz World-Wide Incorporated
                              8300 Woodbine Avenue
                         Markham Ontario Canada L3R 9Y7
                             905 479-8762 (Ext 225)


                             PROTECT YOUR INVESTMENT
                       VOTE YOGEN FRUZ'S BLUE PROXY CARD
                DO NOT VOTE ON THE WHITE PROXY CARD - DISCARD IT

                         The Yogen Fruz Proxy Challenge


================================================================================
                           Plan to Maximize Value for
                           Shareholders of Eskimo Pie
================================================================================

                                  August 1999

The Yogen Fruz Proxy Challenge


Objective:     To promptly bring the highest price to shareholders for their stock.


Strategy:      To break up Eskimo Pie Corporation and achieve the maximum value for its assets by selling each asset to its natural buyer.


Tactics: To solicit proxies from fellow shareholders of Eskimo Pie Corporation to replace the current Board of Directors and Management of Eskimo Pie with a slate of nominees committed to one thing only: maximizing value for all of the shareholders of Eskimo Pie.

Rationale:

We believe the current Board of Directors and Management of Eskimo Pie have failed to maximize shareholder value, based on the general decline of the market price of its stock from 1994 to the present.

It is our judgement that the stock will continue to decline, unless the current Board and Management are voted out by the shareholders, and replaced by a slate of Directors committed to a different strategy to maximize shareholder value.

The current Board of Directors and Management appear to be committed to continuing a failed "growth strategy" that, since 1994, has produced - and will go on producing - generally declining sales and profits.

We believe the interests of Eskimo Pie's shareholders will best be served by voting in a Board of Directors committed to a strategy to maximize shareholder value by selling Eskimo Pie's assets to buyers with synergies enabling such buyers to pay full value for each asset.

With your proxy, Yogen Fruz believes its plan to maximize shareholder value by selling Eskimo Pie's assets should result in the return of at least $15.00 per share to you and every other shareholder of Eskimo Pie.

Yogen Fruz World-Wide Incorporated

Yogen Fruz is largest shareholder of Eskimo Pie Corporation.

o    587,700 shares
o    17% of the issued and outstanding shares

As the largest shareholder, we have the most to gain from any plan that successfully maximizes shareholder value - and the most to lose by not pursuing such a plan.

o    Yogen Fruz has approximately $7.5 million invested in Eskimo Pie
o    Our average price is almost $13.00 per share

Yogen Fruz profits from its investment only by bringing each shareholder $13.00 or more per share - and we believe we know how to do it.

Yogen Fruz will not buy Eskimo Pie Corporation or any of its assets. Yogen Fruz is committed to being the seller - not the buyer - of Eskimo Pie, to succeed in bringing the highest price for Eskimo Pie stock, in its own best interest and that of every other shareholder.

Yogen Fruz Only Benefits If All Shareholders Benefit

Yogen Fruz represents to you, and all other shareholders of Eskimo Pie, that Yogen Fruz and its Nominees will accept no fees or compensation of any kind for performing any of the services or duties in any way connected with carrying out its plan to maximize value for shareholders.

While Eskimo Pie is a current competitor of Yogen Fruz, Yogen Fruz believes that a sale of Eskimo Pie's assets to other competitors would not benefit Yogen Fruz, as Eskimo Pie's business would continue in the hands of purchasers, certain of which Yogen Fruz believes have greater financial resources than Eskimo Pie with which to market the brands they would acquire.

Yogen Fruz World-Wide Incorporated

The management of Yogen Fruz, led by Richard E. Smith and Michael Serruya, in addition to being engaged in the marketing, sale and distribution of products in all segments of the ice cream and frozen novelty business (including those in which Eskimo Pie markets its products), has considerable experience in the purchase and sale of assets and companies in the frozen dessert industry.

In particular, Richard E. Smith has a track record of conducting large transactions with major companies within the frozen dessert industry, including, for example, the following:

     o In 1980, Mr. Smith created Frusen Gladje Ice Cream, the first serious competitor to Haagen-Dazs in the super-premium ice cream segment. In 1985, after building significant market share for the brand nation-wide, Mr. Smith sold Frusen Gladje to Kraft/General Foods, Inc.

     o In 1992, Mr. Smith sold the T&W Ice Cream brand to Dreyer's Grand Ice Cream.

     o In 1992, Mr. Smith oversaw the purchase by Steve's Homemade Ice Cream, Inc. (the predecessor of Integrated Brands, Inc., a wholly owned subsidiary of Yogen Fruz) of the General Mills Branded Frozen novelty business from Weatherly Frozen Foods, Inc.

     o In connection with this acquisition, Mr. Smith arranged for the purchase and sale of Weatherly's ice cream plant inToledo, Ohio - one of the nation's largest such facilities - to Frostbite Foods, Inc. (now a division of Suiza Foods, Inc.).

The statements of opinion or belief set forth herein, except where supported by written documentation, are judgements based upon the significant industry experience of Yogen Fruz's management, with which other industry experts may disagree.

The Break-Up Strategy

We believe that recent events and the performance of Eskimo Pie and the price for its stock since 1994 confirm our position that maximizing value to shareholders cannot be achieved by:

     o continuing to operate the company - its sales and profits are declining and will continue to do so; or

     o    selling the company as a whole to any single buyer.

For the reasons discussed in detail below, we believe the way to get the highest price for Eskimo Pie's stock is to break up Eskimo Pie's assets and sell them to buyers with synergies enabling them to pay full value for each asset.

As the largest shareholder, Yogen Fruz gains more from selling all of the parts to others than from buying any of the parts itself. That's why we are committing to you that we are not a buyer.

Our interest is the same as all other shareholders: to get the highest price for our shares of Eskimo Pie.

The Break-Up Strategy


Eskimo Pie cannot be sold "as a whole" to any single buyer for the highest price because Eskimo Pie is a hodge-podge collection of small dissimilar parts.

     o Each potential buyer is motivated to acquire one or several parts of Eskimo Pie - those parts that synergize effectively with the potential buyer's existing business.

     o However, for each potential buyer, certain parts of Eskimo Pie are undesirable and do not synergize effectively or at all. The buyer will not pay full value for these parts.

     o If forced to pay for the whole company, the buyer will discount its offer based on the parts it does not want or doesn't plan on keeping.

     o    Selling each part to a buyer that only wants that part gets full value
          - even a premium over the full value.

The Break-Up Strategy

Prior to August 23, 1999, Eskimo Pie publicly disclosed that it had received no bona fide offers to purchase the company as a whole as a result of its activities in marketing the company to potential buyers. We believe the reason for this was that potential buyers, including Yogen Fruz, were told by Eskimo Pie's agents that its Board of Directors would not entertain any offer of less than $13.00 per share.

No potential buyer for the whole company came forward at $13.00. In fact, prior to August 23, 1999, all potential buyers declined to submit an offer. (On August 23, 1999, an unnamed investor group submitted a written proposal to purchase the company for $10.125 per share.)


However, through direct discussions between Yogen Fruz and other interested parties, including Suiza Foods, Welch's, Dean Foods, and Star Kay White, identified below as potential buyers, Yogen Fruz has ascertained that many potential buyers continue to have strong interest in acquiring one or more parts of Eskimo Pie (as opposed to buying the company as a whole). However, Yogen Fruz has not yet had discussions with Nestle, Unilever or the other parties identified below.


The current Board of Directors and Management of Eskimo Pie chose to ignore this fact - thus preventing a sale of Eskimo Pie.

The Break-Up Strategy

The Yogen Fruz Proxy Challenge recognizes the fact that buyers will pay more for each specific asset but less in total for the whole company. The Break-Up Strategy will bring by far the highest total price to Eskimo Pie shareholders for just this reason.

In many cases, a buyer will pay a premium over the full value of the asset it wishes to acquire, when it is purchasing only the assets it truly wants, and is not being forced into a larger deal only for the purpose of acquiring assets it does not even want or intend to keep.

Example: Prior to concluding its discussions with Eskimo Pie, Yogen Fruz offered to buy just the Weight Watchers License for $8.5 million. The Weight Watchers business is approximately $8 million at wholesale, so our offer was more than dollar for dollar on sales. Still, the current Board of Directors of Eskimo Pie rejected this offer.

However, if Eskimo Pie as a whole were sold one dollar for each dollar of sales
- which it cannot be for the reasons already given - the price would be around $65 million, or $18.77 per share. Yogen Fruz believes all of the parts of Eskimo Pie can be sold at full value if sold separately to the right buyers.

Valuation Of Eskimo Pie's Assets

----------------------------------------------------------------------------------------------
Asset                        Cash Flow*       Value
----------------------------------------------------------------------------------------------
Eskimo Pie Brand             10,600,000       21,200,000  2x cash flow
----------------------------------------------------------------------------------------------
Welch's License              5,200,000        10,400,000  2x cash flow
----------------------------------------------------------------------------------------------
Flavors Business             1,000,000        10,000,000 10x cash flow (with Real Estate)
----------------------------------------------------------------------------------------------
Soft Serve Mix Business      1,450,000        8,600,000   5.5x cash flow, + $600K for equip.
----------------------------------------------------------------------------------------------
Weight Watchers License      2,400,000        8,500,000   3.5+x cash flow (YF offered this)
----------------------------------------------------------------------------------------------
Corporate Office Building    NA               2,800,000   (Real Estate only)
----------------------------------------------------------------------------------------------
Nabisco Novelty License      670,000          1,340,000   2x cash flow
----------------------------------------------------------------------------------------------
Printed Wrap Factory         NA               2,250,000   (Real Estate only)
----------------------------------------------------------------------------------------------
TOTAL                                         65,090,000                     18.79 per share
---------------------------- ---------------- ------------------------------------------------



     * "Cash Flow" means Yogen Fruz's calculation of net pretax profits before allocation of general corporate overhead. Cash flow is after deducting all direct expense incurred on, or allocated against, each asset, including marketing expense, brokerage and market research expense, etc. Potential buyers already have a full corporate overhead. Accordingly, "cash flow" represents Yogen Fruz's estimate of the net contribution to profitability for the Buyer from the acquired asset. The foregoing valuations are based on assumptions regarding sales and expenses which Yogen Fruz feels are conservative in relation to historical financial data of Eskimo Pie, as well as Yogen Fruz's knowledge of the marketplace for such products and businesses, but which may not prove to be accurate. The above is based upon the experience of Yogen Fruz's management and verbal exchanges with potential buyers, rather than a quantifiable analysis.

Summary Of Valuations Of Eskimo Pie's Assets


The foregoing valuations for Eskimo Pie's "National Brands" (Eskimo Pie, Welch's, Weight Watchers, Nabisco and Eskimo Pie's soft serve mix business) are based on multiples ranging from 2x to 5.5x of our estimates of the buyer's "cash flow" from the purchased asset. We believe these valuations are conservative in relation to recent transactions of a comparable nature in the same industry.

In the attached memorandum of Jay I. Borow of Kahn Consulting, Inc., an independent accounting consultant retained by Yogen Fruz to perform market research to evaluate the reasonableness of the valuations contained herein by comparison to other similar recent transactions, Mr. Borow concluded that Yogen Fruz's valuations are appropriate, if not conservative. Mr. Borow's evaluation was limited to an interview by telephone with an executive of Suiza Foods, Inc., one of the two principal acquirers of dairy and frozen dessert companies in the United States during the past two years, and one of the nation's largest processors and distributors of milk and ice cream products. During this interview, Suiza's executive communicated his knowledge of the range of multiples of cashflow commonly paid by acquirers of businesses in the dairy and frozen dessert industry. The use of this memorandum has been consented to by Kahn Consulting in connection with this proxy solicitation.

Summary Of Valuations Of Eskimo Pie's Assets


The foregoing valuations for Eskimo Pie's Ingredients/Flavors Business and 2 Real Estate properties (corporate office building in Richmond, VA and Packaging factory in Bloomfield, NJ) are based on Yogen Fruz's inquiries regarding the marketability of these assets.

All of the foregoing valuations of Eskimo Pie's assets are made in good faith by Yogen Fruz on the basis of our understanding and experience of industry norms for such transactions. Other industry experts may agree or disagree with our valuations.

However, Eskimo Pie's announcement on August 25, 1999 of its letter of intent to sell its Ingredients/Flavors Business to Guernsey Bel, Incorporated substantially confirms both our valuation of this asset and our identification of Guernsey Bel as a potential buyer for this asset.

The Break-Up Strategy


Based on the gross values for each of the parts of Eskimo Pie, we estimate that the net yield per share of Eskimo Pie stock should be at least $15.00.*


To accomplish this, our plan is to proceed in 2 steps:

Step 1    Sell all of the parts of Eskimo Pie, except the Eskimo Pie Brand.

Step 2 Sell the Eskimo Pie Corporation (with Eskimo Pie Brand and the cash proceeds from Step 1) to the buyer for the Eskimo Pie Brand. Since the Eskimo Pie Brand is the most valuable asset and has the lowest book value (due to being fully amortized over so many years), this will result in the lowest tax liability on the transaction.

The sum of the buyer's consideration for the cash from Step 1 and the Eskimo Pie Brand should be at least $15.00, representing full value for Eskimo Pie shareholders.

Since Yogen Fruz's average price on its stock is approximately $13.00, Yogen Fruz will only profit on its investment by returning a price higher than $13.00 for all shareholders.


* This estimate is based upon the experience of Yogen Fruz's management and verbal exchanges with potential buyers, rather than a quantifiable analysis.

The Potential Buyers For Eskimo Pie's Assets

The Break-Up Strategy is premised on our belief that the following potential buyers possess the stated motivations for buying the respective parts of Eskimo Pie, which may or may not prove to be correct.

--------------------------------------------------------------------------------------------
Asset                    Buyer                          Motivating Reasons
--------------------------------------------------------------------------------------------
Eskimo Pie Brand         Nestle                     Nestle needs a brand for
                         (or other, such as         chocolate-coated ice cream bars, since
                         Suiza Foods)               their Nestle Crunch brand only has bars
                                                    with crispy rice in the chocolate
                                                    coating. Eskimo Pie would fill a huge
                                                    gap in their novelty portfolio. Also, as
                                                    a chocolate company that produces its
                                                    own chocolate coatings, Nestle would
                                                    supply itself with chocolate coating for
                                                    Eskimo Pie bars, providing a major
                                                    additional synergy.
--------------------------------------------------------------------------------------------
Welch's                 Welch's                     Welch's has declared its firm interest
License                 (or other, such as          in buying back its license for fruit
                        Suiza  Foods)               juice bars, and has for the past 4
                                                    months been actively exploring potential
                                                    co-packing arrangements with
                                                    manufacturers. As with chocolate coating
                                                    for Nestle, Welch's would itself supply
                                                    fruit juice concentrates directly to the
                                                    manufacturer, providing a major synergy
                                                    that would result in Welch's making more
                                                    profit on this line than Eskimo Pie does
                                                    today.

or


                         Current Licensees of
                         Eskimo Pie (including      These licensees would retain their
                         Dean Foods and             existing production volumes and also
                         Shamrock Foods)            increase their profit on each unit of
                                                    production. Welch's has previously
                                                    approved these licensees as
                                                    manufacturers under the Welch's brand
                                                    license.
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Weight Watchers          Nestle or                  For both Nestle and Unilever, Weight
License                  Unilever (or other,        Watchers presents no conflict with their
                         such as Suiza Foods)       existing brands. The Weight Watchers
                         or                         business would easily synergize with
                         Current Licensees of       their current product lines and add
                         Eskimo Pie (including      further critical mass to their marketing
                         Dean Foods and             and promotions functions. Further, both
                         Shamrock Foods)            companies own their own plants which
                                                    would generate additional profits from
                                                    production of the Weight Watchers
                                                    volume.

                                                    These licensees would retain their
                                                    existing production volumes and also
                                                    increase their profit on each unit of
                                                    production.


--------------------------------------------------------------------------------------------
Nabisco Novelty          Unilever (or other,        Unilever already has Nabisco license for
License                  such as Suiza Foods)       half gallons and pints. This
                                                    consolidation of all Nabisco brands in
                                                    the hands of a single licensee would be
                                                    equally attractive to Unilever and
                                                    Nabisco.
--------------------------------------------------------------------------------------------
Ingredients/Flavors      Gurnsey Bell, Star Kay     This business is easily synergized by
Business                 White, David Michaels,     any other existing supplier of similar
                         others.                    flavors and ingredients, including
                                                    the several named vendors.
--------------------------------------------------------------------------------------------
Soft Serve Mix           TCBY, YoCreme, Queensboro, Many manufacturers of soft serve mix
Business                 Suiza  Foods, others.      would desire this business for the
                                                    incremental gallonage it would bring
                                                    into their existing plant(s).
--------------------------------------------------------------------------------------------
Corporate Office         General                    Grubb & Ellis in Richmond, VA. has
Building                                            advised us they have a buyer at $2.8
                                                    million.
--------------------------------------------------------------------------------------------
Wrap Factory             General                    Prime industrial location just off of
                                                    New Jersey Turnpike/I-95 (major
                                                    north/south commercial artery for
                                                    Northeast U.S.). Visible from Turnpike.
--------------------------------------------------------------------------------------------

Nestle Would Not Buy The Whole Company

     o Nestle has the license for Dole, which is the nation's #1 fruit juice bar brand.

     o We believe Nestle would not give up or jeopardize its license for the Dole Brand by buying the Welch's license.

     o Nestle used to be in the ingredient and packaging business, but sold this business to NDS. We believe Nestle would not re-enter this industry by acquiring Eskimo Pie's ingredients, flavors and packaging businesses.

     o Nestle is not in soft serve mix business, and Eskimo Pie's mix business is too small to warrant their getting into this category.

     o Nestle would not be likely to acquire the Nabisco novelty license, since this would involve it with a brand also marketed by Nestle's arch competitor Unilever, who holds the Nabisco half gallon and pint license. Nestle would not be interested in buying these parts, or in paying full value for them only to have to take the time and energy to spin them off. As a result, Nestle would not pay fair value to acquire all of Eskimo Pie only to end up with the parts it would want (Eskimo Pie Brand and Weight Watchers License).

Unilever Would Not Buy The Whole Company

     o Unilever has the license for the Minute Maid brand from the Coca-Cola Company, and is contractually prevented from doing business under the Welch's license with which it conflicts.

     o One of Unilever's core brands world wide is Good Humor, the #1 brand for chocolate-coated stick novelties. The Eskimo Pie brand - the company's most valuable asset - exactly duplicates the Good Humor equity and product line, including Eskimo Pie's critical "sugar free" lines.

     o Unilever is focused on marketing branded consumer products, and appears to have no interest in vertical integration into packaging or ingredient supply businesses. Moreover, due to the quantities of such items purchased by Unilever, they are able to obtain pricing from high-volume suppliers that is below the costs for such items achievable at Eskimo Pie's wrap and flavor plants, based on our understanding of their capacities.

     o Unilever is not in the soft serve mix business, and to it this would be more of a commodity based business, as opposed to the brand driven consumer products it regards as its desired terrain.

Unilever would not be interested in buying these parts, or in paying full value for them only to have to take the time and energy to spin them off. Unilever would not pay fair value to acquire all of Eskimo Pie only to end up with the parts it would want (Weight Watchers or Nabisco Novelty License).

Other Buyers Would Not Buy The Whole Company

     o Welch's only wants their own Welch's brand business back. It is unlikely their investment banker (BT Capital) would finance the purchase of whole company.

     o Eskimo Pie's current licensees, similarly, would likely be unable to finance the purchase price for the whole company. However, they could finance the purchase of a part, such as Welch's and/or Weight Watchers.

     o Ingredients/Flavors companies, and soft serve mix companies, lack the experience, resources and desire to market brands to supermarkets, with the high capital requirements for advertising, promoting and slotting. That's why they would not buy the Eskimo Pie Brand or any of the Licensed Brands.

Each potential buyer would bid aggressively for the parts it wants (just as Yogen Fruz offered top dollar ($8.5 million) for Weight Watchers. The shareholders deserve a Board that will actively solicit and close such sales.

However, the current Board of Directors and Management - who rejected Yogen Fruz's top dollar offer for Weight Watchers - continue to operate as they have been doing, pursuing their failed growth plan (i.e. "investment spending" to build their brands).

Eskimo Pie's recently reported increases in sales and profits are contradicted by market data showing declines in consumer purchases of Eskimo Pie Corporation's products which Yogen Fruz believes will adversely affect Eskimo Pie's future sales and profits.



     o Eskimo Pie's revenues consist primarily of sales of ingredients, wraps and packaging to its licensees, who convert these into finished product and sell it to retailers.


     o During any given period, sales of ingredients and packaging to the licensees may not accurately reflect consumer demand for Eskimo Pie's products.

We believe the only accurate picture of the true direction of sales and profits is what consumers are buying off the shelf, as revealed by scan data from the retailers' cash registers. IRI/Infoscan data proves that sales are way down versus last year on Eskimo Pie's core brands during the key sales period for the entire year:

     o    down in unit sales for the entire 2nd Quarter
     o    even further down in unit sales for the month of June

                             Eskimo Pie Corporation
                         Unit Sales Performance Decline
                         13 Weeks Ending June 27, 1999
                                   vs YR Ago


  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]



                         Eskimo Pie             -6.3%

                         Welch                  -7.9%

                         Nabisco SnackWell     -45.3%

                         Nabisco Oreo Bar      -22.9%

Source: IRI


                                      -22

                             Eskimo Pie Corporation
                         Unit Sales Performance Decline
                         13 Weeks Ending June 27, 1999
                                   vs YR Ago


  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]



                         Eskimo Pie            -10.2%

                         Welch                 -16.3%

                         Nabisco SnackWell     -40.5%

                         Nabisco Oreo Bar      -39.2%

Source: IRI


                                      -23

We believe the licensees may have been motivated by two perceived threats to fill their warehouses with packaging so that Eskimo Pie could show growth in sales and profits to help defeat Yogen's Fruz's Proxy Challenge.


Threat #1      Yogen Fruz, upon the change in control, would cancel their license agreements and convert the business to its own customary
               "cost plus" way of doing business, possibly with its own manufacturers.

               This would mean a total loss of the business for the licensees, or - even if they held on to some of the volume - less profit per unit on everything they manufactured.

Threat #2      Yogen Fruz would sell the Eskimo Pie Brand and the License Brands to companies like Unilever, Nestle and Suiza, which have their own factories. This would definitely mean a loss of all of the volume.

Shareholders Must Liquidate Eskimo Pie


We believe the results for the first and second quarters mask a downward trend in sales and profits on Eskimo Pie's core brands that will only continue to worsen in the future, causing continued erosion of shareholder value.


     o Eskimo Pie lacks critical mass to compete with novelty giants Unilever, Nestle and Suiza, and its sales and profits will decline due to its inability to promote its products as profitably as competitors Unilever, Nestle and Suiza.

     o Unilever, Nestle and Suiza have vastly more product's in distribution than Eskimo Pie. When they buy a co-op ad with a supermarket chain to promote their novelty items, they can amortize the cost of the ad across their entire line of offerings. Thus, they can pay more for the ad and, as a result, have bid up the cost of buying the ad for all manufacturers.

     o Eskimo Pie, with far fewer products, pays far more for its ad on a "per item" basis. In fact, Eskimo is increasingly unable to make a return on the cost of the ad, and so must promote its products less frequently and at less attractive retail price points.

     o As a result, sales to the consumer have suffered, and will continue to worsen as the competitive advantage of Unilever, Nestle and Suiza continues to grow.

Eskimo Pie's commitment to licensing vs. "cost plus" co-packing hurts Eskimo Pie competitively.

     o Unilever, Nestle and Suiza manufacture their own products themselves. Their profit on the manufacturing side - instead of going to a licensee - helps contribute to the profitability of their companies and to their ability to advertise and promote their brands to the consumer.

     o Thus, Eskimo Pie's brands are more valuable to Unilever, Nestle and Suiza than they are to Eskimo Pie, because Unilever, Nestle and Suiza would make much greater profits than Eskimo Pie on these brands, by manufacturing the products for themselves in their own plants, and by promoting them in full-line ads with all of their other items,

     o The same is also true for Welch's if it bought back its own brand. By co-packing on a "cost plus" basis, Welch's will have more money to promote and market their brand. And they would carry no additional overhead, but instead synergize the fruit juice bar business with the rest of the Welch's business.

     o The same is also true of Eskimo Pie's licensees: if they bought the Welch's brand, they would increase their profit on what they already produce, with out any increase in overhead.

Yogen Fruz Is Committed To One Thing: The Most Money For Its Stock In Eskimo
Pie.

Eskimo Pie Corporation, we believe, is doomed to suffer ever-deepening declines in sales and profits, due to its competitive disadvantages, and the resultant downward trend in consumer purchases of its products. The current Board of Directors and Management do not discuss this fact in what appears to be an attempt to save their jobs. This comes at the direct cost to shareholders in terms of lost shareholder value.

As The Largest Shareholder, Yogen Fruz's Only Interest Is In Getting The Assets Of Eskimo Pie Sold For The Highest Prices.

Yogen Fruz and its Nominees for the Board of Directors guarantee that they will accept no fees, salaries or other compensation for their services in managing Eskimo Pie through the process of selling of its assets for the benefit of its shareholders.

A Temporary Manager will serve at Yogen Fruz's expense until the process is successfully completed.

Yogen Fruz Only Gains If You Gain


Unless the liquidation proceeds exceed $13.00 per share, Yogen Fruz cannot earn any profit on our $7.5 million investment in the stock of Eskimo Pie. That is your guarantee that Yogen Fruz is in your corner in this fight to obtain full value for Eskimo Pie's shareholders.

By pledging that it will not purchase any assets of Eskimo Pie and by taking on the burden of administering this process - at Yogen Fruz's sole expense - Yogen Fruz guarantees that its interests are squarely aligned with yours, as shareholders of Eskimo Pie.

We firmly believe that shareholders will receive a return of at least $15.00 per share as a result of the break-up process described above. We would not seek your proxy to undertake this process unless we believed this result was achievable.

Please use the BLUE proxy card to vote FOR the Yogen Fruz Proposals, and discard the WHITE proxy card, to maximize the value of your investment in Eskimo Pie.

If you have already voted using the WHITE proxy card, you can CHANGE your vote to vote FOR the Yogen Fruz Proposals by signing, dating and returning the BLUE proxy card, which will then count as your vote.

                                YOUR VOTE IS IMPORTANT!

o No matter how many or how few shares of Eskimo Pie Corporation you own, please vote FOR Yogen Fruz's nominees and AGAINST management's proposals by signing, dating and mailing the enclosed BLUE PROXY CARD.

o Do not return any WHITE proxy card sent to you by Eskimo Pie Corporation, even to vote against their nominees. Doing so will cancel your vote for Yogen Fruz's nominees.

o If you have already returned a proxy card sent to you by Eskimo Pie Corporation, you have every right to change your vote by signing, dating and returning the enclosed BLUE PROXY CARD. Only your latest dated, properly executed card will count.

o If you own shares in the name of a brokerage firm, your broker cannot vote such shares unless they receive your specific instructions. Please sign, date and return the enclosed BLUE PROXY CARD in the postage-paid envelope.

If you have any questions or need assistance voting your shares, please call collect:

                     Michael Serruya, Co-Chairman and Co-CEO
                       Yogen Fruz World-Wide Incorporated
                              8300 Woodbine Avenue
                         Markham Ontario Canada L3R 9Y7
                              (905) 479-8762 (x225)

                     [LETTERHEAD OF KAHN CONSULTING, INC.]

PRIVATE AND CONFIDENTIAL

                                   MEMORANDUM
                                   ----------


To:    David Stein
From:  Jay Borow
Date:  August 16, 1999


Re:    Eskimo Pie Corp. Acquisition Issues

--------------------------------------------------------------------------------


You have retained my firm to assist you in certain market research as it pertains to the valuation of the component businesses of Eskimo Pie Corp. ("Eskimo"). In this regard, we have, along with you and Richard Smith, discussed with Delton Parks concepts of acquisitions in the ice cream and related novelty business. Our discussion with Mr. Parks occurred today by teleconference.

Delton Parks is the President of Country Fresh Dairies, a major subsidiary of Suiza Foods Corp. ("Suiza"), the Chief Operating Officer of the midwest division of Suiza, and a member of the Board of Directors of Suiza. In his capacity as an officer of Suiza, Mr. Parks has been involved in numerous acquisitions. In fact, the 1998 10-K of Suiza disclosed that the company was involved in 13 acquisitions in 1998 and 3 during the first 3 months of 1999 in the dairy industry. Even though not all of these transactions were in the ice cream and frozen novelty business, it would indicate that Mr. Parks does indeed have significant experience in acquisitions. (The other company that is making significant acquisitioins in this industry is Dean Foods Company of Franklin Park, Illinois. The 1998 10-K of Dean Foods states that they have acquired 20 companies over the last 5 years).

Mr. Parks explained the following information:

     i. Suza had been interested in acquiring Eskimo. Suiza chose not to make this acquisition primarily because Mr. Parks felt that acquiring the entire company -- meaning all of Eskimo, including all of its different businesses and real estate -- would entail more effort that he and Suiza were prepared to devote to such a relatively small enterprise.

     ii. Mr. Parks still has an interest in acquiring certain components of Eskimo. Acquiring certain businesses of Eskimo is more attractive for Suiza than acquriing the entire business (i.e. all of the businesses of Eskimo).

     iii. Generally, acquisitions for businesses in this industry with no hard assets and no branded names have been selling for approzimately 4 times cashflow.

     iv. Generally, acquisitions of on-going "branded businesses in this industry have been selling for anywhere from 4 to 9 times cashflow and most recently in the 6 to 8 times cashflow range. This multiple contemplates the inclusion of hard assets and, of course, excludes any debt as components of the purchase.

     v. In computing cashflow in these instances, Mr. Parks indicated that the cash flow amounts that are used, are basically the target's cashflow.


Conclusion:

Based on this conversation with Mr. Parks, it appears that the valuation multiples that you have utilized in valuing certain components of the Eskimo business are appropriate or, perhaps, somewhat convervative. Your components and multiples are as follows:

i.   Eskimo Pie Brand          2 times cashflow
ii.  Welch's License           2 times cashflow
iii. Soft Serve Mix            5.5 times cashflow
iv.  Weight Watchers License   3.5 times cashflow
v.   Nabisco Novelty License   2 times cashflow

It would appear from our conversation with Mr. Parks that a 4 to 8 times multiple for each of these components is appropriate for valuation purposes particularly since many of the Eskimo business components consist of well known national brand names.

BLUE PROXY


                             ESKIMO PIE CORPORATION
               ANNUAL MEETING OF SHAREHOLDERS -- SEPTEMBER 8, 1999

          THIS PROXY IS SOLICITED BY YOGEN FRUZ WORLD WIDE INCORPORATED
         IN OPPOSITION TO THE ESKIMO PIE CORPORATION BOARD OF DIRECTORS
                  AND FOR THE AMENDMENT OF ESKIMO PIE'S BY-LAWS


     The undersigned shareholder of Eskimo Pie Corporation ("Eskimo") hereby appoints Michael Serruya, Richard Smith and David Stein, each of them, proxies, with full power of substitution, in each of them, to vote all shares of Common Stock, par value $1.00 per share, of Eskimo that the undersigned is entitled to vote if personally present at the 1999 Annual Meeting of Shareholders of Eskimo to be held on September 8, 1998, and at any adjournments or postponements thereof as indicated below and in the discretion of the proxies, to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof. The undersigned hereby revokes any previous proxies with respect to matters covered by this Proxy.

     YOGEN FRUZ WORLDWIDE INCORPORATED RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3.

PROPOSAL 1.    ELECTION  OF YOGEN  SLATE OF  DIRECTORS  to elect  the  following individuals as Directors of Eskimo until the 2000 Annual Meeting of Shareholders: Michael Serruya, Aaron Serruya, David Prussky,
               David M.  Smith,  David J.  Stein,  Benjamin  Raphan  and  Edward
               Obadiah.

[_]  FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)

[_]  WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEES LISTED ABOVE

     (To withhold authority to vote for any individual nominee listed above, write that nominee's name in the space provided below)

PROPOSAL 2.    By Law  Amendment  with  respect  to  Rights  Agreement  to amend
               Eskimo's by-laws to require THE Eskimo Board of Directors to carry out a resolution authorizing partial or complete redemption or amendment to the Eskimo Rights Agreement, if such resolution is authorized and approved by affirmative vote of shareholders owning or having the right to vote at least a majority of the capital stock of Eskimo.

                 [_]  FOR        [_] AGAINST        [_] ABSTAIN

PROPOSAL 3.    By Law  Amendment  with  respect  to  Special  Meetings  to amend
               Eskimo's by-laws to allow the shareholders owning or having the right to vote at least 5% of the outstanding capital stock of Eskimo to call a special meeting of shareholders.

                 [_]  FOR        [_] AGAINST        [_] ABSTAIN


THIS PROXY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3 AND IN THE DISCRETION OF THE PROXIES, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                            ----------------------------------
                                            (Date)

                                            ----------------------------------
                                            (Signature)

                                            ----------------------------------
                                            (Title)

                                            ----------------------------------
                                            (Signature, if held jointly)


When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. This Proxy votes all shares held in all capacities.


     PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE